Exhibit 11


                     The Morgan Group, Inc. and Subsidiaries

          Exhibit 11 - Statement re: Computation of Per Share Earnings
                                   (Unaudited)


                                                      Three Months Ended
                                                           March 31,
                                                    -------------------------
                                                       1996           1995
                                                    -----------    ----------
Primary

Average shares outstanding                           2,566,665      2,566,665
Exercise of warrants                                    88,888             --
Net effect of warrants which became
    exercisable beginning on August 3, 1993;
    price based upon the treasury stock method
    using the average stock prices                     - - - -         79,900
Redemption of shares of series A preferred stock       150,000             --

Treasury stock repurchased                            (118,943)       - - - -
                                                   -----------    -----------
Total                                                2,686,610      2,646,565

Fully Diluted

Net effect of dilutive warrants,  which
    will became exercisable on August 4, 1995,
    based upon the treasury stock method
    using the average stock prices                     - - - -         41,312
                                                   -----------    -----------

    Total                                            2,686,610      2,687,877
                                                   ===========    ===========

Net Income                                         $         9    $       463

Series A Redeemable
    Preferred Stock dividends                               --             60
                                                   -----------    -----------
    Net income                                     $         9    $       403
                                                   ===========    ===========

Primary earnings per share                         $        --    $       .15
                                                   ===========    ===========
Fully diluted earnings per share                   $        --    $       .15
                                                   ===========    ===========